As filed with the Securities and Exchange Commission on May 25, 2022
Registration Statement No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

ALLETE, Inc. (Exact name of registrant as specified in its charter)	Minnesota (State or other jurisdiction of incorporation or organization)	41‑0418150 (I.R.S. Employer Identification No.)
30 West Superior Street
Duluth, Minnesota 55802‑2093
(218) 279‑5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________

ALLETE Non-Employee Director Stock Plan
(Full Title of Plan)
____________________

BETHANY M. OWEN	STEVEN W. MORRIS	MARGARET A. THICKENS, Esq.
Chair, President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Vice President, Chief Legal Officer and Corporate Secretary
30 West Superior Street	30 West Superior Street	30 West Superior Street
Duluth, Minnesota 55802‑2093	Duluth, Minnesota 55802‑2093	Duluth, Minnesota 55802‑2093
(218) 279‑5000	(218) 279‑5000	(218) 279‑5000

PATRICK L. CUTSHALL	THOMAS P. GIBLIN, JR., Esq.
Vice President and Corporate Treasurer	Morgan, Lewis & Bockius LLP
30 West Superior Street	101 Park Avenue
Duluth, Minnesota 55802‑2093	New York, New York 10178‑0060
(218) 279‑5000	(212) 309‑6000
(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Securities Exchange Act of 1934.

Large accelerated file ☒ Accelerated filer ☐
Non‑accelerated filer ☐ Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933. ☐

ALLETE Non-Employee Director Stock Plan

Part I. Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II. Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

ALLETE, Inc. (“ALLETE”) hereby incorporates by reference the following documents previously filed by ALLETE with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(1) ALLETE’s Annual Report on Form 10-K for the year ended December 31, 2021;

(2) ALLETE’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022;

(3) ALLETE’s Current Reports on Form 8-K filed with the SEC on January 11, 2022, February 2, 2022, February 9, 2022, March 2, 2022, April 5, 2022 and May 13, 2022; and

(4) the description of ALLETE’s common stock contained in Exhibit 4(h) to ALLETE’s Annual Report on Form 10‑K for the year ended December 31, 2019, and including any further amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by ALLETE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents, or portions of documents, not deemed to be filed) prior to the filing of a post‑effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such reports and documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this registration statement to the extent furnished but not filed.

Any statement contained in this registration statement or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

None.

Item 5. Interests of Named Experts and Counsel.

The legality of these shares will be passed upon for ALLETE by Margaret A. Thickens, Esq., Vice President, Chief Legal Officer, and Corporate Secretary, and by Morgan, Lewis & Bockius LLP, New York, New York, counsel to ALLETE. Morgan, Lewis & Bockius LLP may rely as to all matters of Minnesota law upon the opinion of Ms. Thickens. Ms. Thickens may rely as to all matters of New York law upon the opinion of Morgan, Lewis & Bockius LLP.

As of May 23, 2022, Ms. Thickens owned 2,327 shares of common stock of ALLETE. Ms. Thickens is acquiring additional shares of ALLETE common stock at regular intervals as a participant in the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan. Under the Executive Long-Term Incentive Compensation Plan, Ms. Thickens has:

•restricted stock units pursuant to which 1,999 shares of common stock (plus accrued dividend equivalents) will be distributed to Ms. Thickens after they vest (on December 31, 2022, 2023 and 2024); and

•an award opportunity for up to 5,610 performance shares (plus accrued dividend equivalents) that will be distributed to Ms. Thickens if ALLETE attains certain performance goals for the periods January 1, 2020 through December 31, 2022, January 1, 2021 through December 31, 2023 and January 1, 2022 through December 31, 2024.

Item 6. Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys’ fees and disbursements) where such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Article IX of the Articles of Incorporation of ALLETE contains the following provision:

No director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty by that director as a director; provided, however, that this Article IX shall not eliminate or limit the liability of a director: (a) for any breach of the director’s duty of loyalty to this Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Minnesota Statutes Section 302A.559 or 80A.23; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the date when this Article IX becomes effective. If, after the stockholders approve this provision, the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A, is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. No amendment to or repeal of this Article IX shall apply to or have any affect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to that amendment or repeal.

Section 14 of the Bylaws of ALLETE contains the following provisions relative to indemnification of directors and officers:

The Corporation shall reimburse or indemnify each present and future Director and officer of the Corporation (and his or her heirs, executors and administrators) for or against all expenses reasonably incurred by such Director or officer in connection with or arising out of any action, suit or proceeding in which such Director or officer may be involved by reason of being or having been a Director or officer of the Corporation. Such indemnification for reasonable expenses is to be to the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A. By affirmative vote of the Board of Directors or with written approval of the Chairman and Chief Executive Officer, such indemnification may be extended to include agents and employees who are not Directors or officers of the Corporation, but who would otherwise be indemnified for acts and omissions under Chapter 302A of the Minnesota Business Corporation Act, if such agent or employee were an officer of the Corporation.

Reasonable expenses may include reimbursement of attorneys’ fees and disbursements, including those incurred by a person in connection with an appearance as a witness.

Upon written request to the Corporation and approval by the Chairman and Chief Executive Officer, an agent or employee for whom indemnification has been extended, or an officer or Director may receive an advance for reasonable expenses if such agent, employee, officer or Director is made or threatened to be made a party to a proceeding involving a matter for which indemnification is believed to be available under Minnesota Statutes Chapter 302A.

The foregoing rights shall not be exclusive of other rights to which any Director or officer may otherwise be entitled and shall be available whether or not the Director or officer continues to be a Director or officer at the time of incurring such expenses and liabilities.

ALLETE has insurance covering its expenditures which might arise in connection with the lawful indemnification of its directors and officers for their liabilities and expenses, and insuring officers and directors of ALLETE against certain other liabilities and expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number Description of Exhibit

*4(a)1 ‑ Articles of Incorporation, amended and restated as of May 8, 2001 (filed as Exhibit 3(b) to the March 31, 2001, Form 10-Q, File No. 1-3548).

*4(a)2 ‑ Amendment to Articles of Incorporation effective 12:00 p.m. Eastern Time on September 20, 2004 (filed as Exhibit 3 to the September 21, 2004, Form 8-K, File No. 1-3548).

*4(a)3 ‑ Amendment to Articles of Incorporation, dated as of May 12, 2009 (filed as Exhibit 3 to the June 30, 2009, Form 10-Q, File No. 1-3548).

*4(a)4 ‑ Amendment to Articles of Incorporation, dated as of May 11, 2010 (filed as Exhibit 3(a) to the May 14, 2010, Form 8-K, File No. 1-3548).

*4(a)5 ‑     Amendment to Certificate of Assumed Name, filed with the Minnesota Secretary of State on May 8, 2001 (filed as Exhibit 3(a) to the March 31, 2001, Form 10-Q, File No. 1-3548).

*4(b) ‑ Bylaws, as amended effective April 13, 2020 (filed as Exhibit 3 to the April 14, 2020, Form 8‑K, File No. 1-3548).

5(a) ‑ Opinion and Consent, dated May 25, 2022, of Margaret A. Thickens, Esq., Vice President, Chief Legal Counsel and Corporate Secretary of ALLETE.

5(b) ‑ Opinion and Consent, dated May 25, 2022, of Morgan, Lewis & Bockius LLP.

23(a) ‑ Consent of Independent Registered Public Accounting Firm of PricewaterhouseCoopers LLP.

23(b) ‑ Consent of Margaret A. Thickens, Esq. (included in opinion, attached hereto as Exhibit 5(a)).

23(c) ‑ Consent of Morgan, Lewis & Bockius LLP (included in opinion, attached hereto as Exhibit 5(b)).

24 ‑ Powers of Attorney (included on the signature pages of this registration statement).

99 ‑ ALLETE Non-Employee Director Stock Plan (As Amended and Restated Effective May 10, 2022).

107 ‑ Filing Fee Table.

* Incorporated herein by reference as indicated.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement, provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post‑effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under this Item 9, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Power of Attorney
Each person whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post‑effective amendments, to this registration statement, and appoints any such agent for service as attorney‑in‑fact to sign in each such person’s behalf individually and in each capacity stated below and file any such amendments to this registration statement and ALLETE, Inc. hereby also appoints each such agent for service as its attorney‑in‑fact with like authority to sign and file any such amendments in its name and behalf.

Signatures
Pursuant to the requirements of the Securities Act of 1933, ALLETE, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota on the 25th day of May, 2022.

ALLETE, Inc.
(Registrant)

By	/s/ Bethany M. Owen
Bethany M. Owen
Chair, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bethany M. Owen	Chair, President and Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2022
Bethany M. Owen
/s/ Steven W. Morris	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2022
Steven W. Morris

Signature	Title	Date

/s/ George G. Goldfarb	Director	May 25, 2022
George G. Goldfarb

/s/ James J. Hoolihan	Director	May 25, 2022
James J. Hoolihan

/s/ Madeleine W. Ludlow	Director	May 25, 2022
Madeleine W. Ludlow

/s/ Susan K. Nestegard	Director	May 25, 2022
Susan K. Nestegard

/s/ Douglas C. Neve	Director	May 25, 2022
Douglas C. Neve

/s/ Barbara A. Nick	Director	May 25, 2022
Barbara A. Nick

/s/ Robert P. Powers	Director	May 25, 2022
Robert P. Powers

/s/ Charlene A. Thomas	Director	May 25, 2022
Charlene A. Thomas